Exhibit 10.1 2

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”) is entered into as of May 11, 2019, by and between Randy Taylor Consulting, LLC (“Company”) and Kevin George (“Executive”), collectively referred to as the “Parties.”

WHEREAS, Company and Executive previously entered into an Employment Agreement, dated January 14, 2019 (the “Employment Agreement”).

WHEREAS, Company and Executive now desire to amend the Employment Agreement to adjust Executive’s compensation according to the terms below.

WHEREAS, Except as amended herein, all other provisions of the Employment Agreement remain unchanged and in full force and effect.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for good and valuable consideration, the receipt of which is mutually acknowledged, the Employment Agreement is amended as follows:

4.	Compensation.

(a)       Annual Salary. Executive’s annual salary will be $300,000 which shall be payable in accordance with Company’s standard payroll policies as they may be revised from time to time. Upon execution of the Employment Agreement, Executive agreed to waive his first-year salary in exchange for a stock grant of 110% of the annual salary amount in the place of salary compensation for this one-year period (“Special Stock Grant”). However, due to a legal technicality, for the first year of Executive’s employment, Executive will accept a reduced annual salary of $49,920. This reduced first-year salary is in addition to the Special Stock Grant referenced herein. The initial first-year salary installment payment will retroactively cover the period from Executive’s date of hire through the date of this initial payment. The balance of the first-year salary will be payable in regular payroll installments. Executive agrees that Company will recoup the first-year salary from Executive’s 2019 discretionary bonus or, if the bonus is not sufficient to recoup this amount, from Executive’s second-year annual salary. Executive is eligible for and has been paid a $100,000 signing bonus. The Parties may adjust the amount of the base salary or other compensation without changing the interpretation or enforceability of any of the other provisions of this Agreement, except as provided for in Section 7(b)(1). Company will bear the expense of Executive’s relocation administered by an executive relocation service contracted by Company..

(b)       Guaranteed Bonus. Executive shall be paid guaranteed bonuses in an amount equal to$250,000 each, less applicable withholdings, on each of the following dates: March 14, 2020, March 14, 2021, March 14, 2022 and March 14, 2023 (each, a “Guaranteed Bonus Payment Date”). Such Guaranteed Bonuses shall be paid to Executive on each Guaranteed Bonus Payment Date as long as Executive remains in the service of the Company on such dates and the payment of such Guaranteed Bonuses shall not be subject to any other conditions. If Executive’s employment is terminated by either party on or before March 14, 2023, Executive shall be paid any accrued but unpaid Guaranteed Bonus for any Guaranteed Bonus Payment Date occurring on or prior to the date of termination which Guaranteed Bonus has not been paid.

7.	Termination

(c)       Termination by Death or Disability. Executive’s employment with the Company shall be terminated in the event of Executive’s death or Disability. In the event of such termination, the Company’s sole obligations hereunder to the Executive (or the Executive’s estate) shall be for unpaid annual salary, accrued but unpaid Bonus and benefits (then owed or accrued) and reimbursement of expenses incurred by Executive in accordance with the Company’s standard policies and procedures through the effective date of termination. For purposes of this Agreement, “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of the Executive’s essential functions with or without reasonable accommodation for a total of ninety (90) days within a twelve (12) month period. Any question as to the existence, extent or potentiality of the Executive’s Disability upon which the Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (or the Executive’s duly appointed representative), which approval shall not be unreasonably withheld. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first above written.

Randy Taylor Consulting, LLC		Executive:

By:	/s/ Steve White	/s/ Kevin George
Name:	Steve White	Kevin George
Title:	CEO

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